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                                                                   Exhibit 10(k)

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made as of this 3rd day of February, 1994, between THE UNITED STATES SHOE CORPORATION (hereinafter called the "Company") and DAVID M. BROWNE (hereinafter called "Employee"), with regard to employment of the Employee of the Company.

     WHEREAS, the Company and Employee entered into an Employment Agreement dated as of January 1, 1991 (the "Agreement"); and

     WHEREAS, the Company and Employee wish to amend the Agreement, including extension of its term to December 31, 1996;

     NOW, THEREFORE, the Company and Employee hereby amend the Agreement by deletion of paragraphs 2,3,4, and 9 and Exhibit A and insertion of new paragraphs 2(a), 2(b), 2(c), 2(d), 3(a), 3(b) 4, and 9 and Exhibit A, as follows:

     2. (a) The extended term of this Agreement shall commence January 1, 1994 and end December 31, 1996. This Agreement and all of its terms shall be extended from year to year thereafter, unless either party notifies the other in writing delivered on or before July 1, 1996, or July 1 of any subsequent year, of its or his desire to terminate the same on December 31, 1996 or any subsequent December 31.

          (b) If either party exercises its or his right to terminate the Agreement as of December 31, 1996 or any subsequent December 31, the Company shall pay Employee a termination payment equal to his then current annual salary. The termination payment shall be payable in 12 equal monthly installments on the last day of each month, beginning on January 1 immediately following such December 31.



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          (c)  In the event that Employee is assigned to another senior executive position in the Optical Retailing Group, or to a position anywhere in the Company of less authority and responsibility than President and Chief Executive Officer of the Optical Retailing Group, during the term of this Agreement pursuant to paragraph 1(a) hereof, Employee shall have the option to terminate the Agreement upon 90 days prior written notice. In the event that Employee exercises such option to terminate the Agreement, Employee will be entitled to a termination payment equal to his then current annual salary, payable in 12 equal monthly installments on the last day of each month, beginning in the month following such termination.


          (d) No termination payment shall be made when any disability payments are payable by the Company pursuant to paragraph 4 of this Agreement, or if the Agreement has been terminated by the Company for Cause. In the event of the failure by Employee to perform his duties pursuant to this Agreement, the Company may terminate the Agreement for Cause, but will provide written notice and an opportunity to cure prior to such termination. In addition, the Company may terminate this Agreement immediately for Cause on the basis of fraud, misappropriation, embezzlement, or material intentional violations of Company policies on the part of the Employee.

     3. (a) During the term of this Agreement, the Company agrees to pay Employee an annual salary of not less than $325,000 until April 30, 1994 and not less than $425,000 thereafter, or that amount determined pursuant to periodic salary reviews, payable in equal bi-weekly installments; provided, however, that if this Agreement is terminated due to Employee's death or disability, by the Company for Cause, by mutual agreement or pursuant to paragraphs 2 or 7 hereof, Employee's salary shall be prorated to the date of such termination. In addition, Employee shall be



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entitled to participate, on a basis and to the extent consistent with his senior executive position in any incentive plan, deferred compensation program, retirement plan, stock option plans, group insurance and other so-called fringe benefit programs from time to time in force for the benefit of Company employees generally and/or for any group of employees of which Employee is a member, provided that he meets the eligibility requirements of any such program or plan. Employee shall be entitled to annual vacations in accordance with attached Exhibit A.

          (b) Employee will receive a restricted share award with maximum market value on March 25, 1994 in the amount of $50,000, based upon the average of the high and low market price of the Company's common shares on the New York Stock Exchange on that date. The value of the award will be determined by the amount by which the Optical Retailing Group's Operating Income for fiscal 1993 exceeds 100% of target for the Group. If the Group earns 100% of target or less, no award will be given. If the Group earns 120% of target or more, the full award will be given. If the Group earns in excess of 100% of target but less than 120%, the award will be prorated accordingly. The common shares so awarded will be subject to the terms and conditions of the 1988 Employee Incentive Plan and will vest over a period of three years following the date of the award.

     4. If, during the term of this Agreement, Employee shall become permanently disabled so as to be unable to carry out his duties hereunder for a period of six consecutive months, this Agreement shall terminate at the end of such six-month period, although Employee shall still be entitled during such six-month period to his salary and all other emoluments and benefits to which he would otherwise be entitled. The Company shall have no obligation to make the termination payment provided in paragraph 2 of this Agreement, but the Company shall pay Employee a total



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disability benefit equal to twice his annual salary for the calendar year during which he becomes so disabled; provided, however, that the disability benefit payable by the Company shall be reduced (but not below zero) by the amount of any disability payments which Employee actually receives, during the period that such disability benefit is being paid, under any Company-paid group insurance program. The disability benefit payable by the Company shall not be reduced by the amount of any disability payments which are attributable to premiums paid by Employee. Such disability benefit payable by the Company shall be paid in 120 equal monthly installments on the last day of each month, commencing with the month following such permanent disability. If Employee dies after such termination of this Agreement, but prior to his receipt of the full 120 monthly installments of the disability benefit, the remaining monthly installments shall be paid by the Company when due to the person or persons, including trustees, he has designated as beneficiary thereof or, in the event he has made no such designation, to his estate.

     9. In consideration of the termination payment payable pursuant to paragraph 2, the disability payments payable pursuant to paragraph 4 and other valuable consideration provided in this Agreement, for a period ending on the later of (i) one year after Employee ceases to be employed by the Company (other than termination by Employee for Good Reason pursuant to the Severance Compensation Agreement) or (ii) December 31, 1996, he will not, without the prior written consent of the Company, directly or indirectly, as sole proprietor, partner, employee, officer, director, shareholder, trustee, advisor, consultant or independent contractor, or in any other manner or capacity whatsoever, engage or participate in the retail sale of eye glasses, contact or eye-glass lenses, eye-glass frames and related products within a radius of twenty-five (25) miles of any optical retail location or outlet (i) operated by or (ii) the subject of a documented plan to



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be opened within one year by the Company, any of its subsidiaries or any of its franchisees in any state of the United States, in Canada, Mexico, Central or South America or in the Economic Community of Europe, as of the date that Employee ceases to be employed by the Company. Employee agrees that the remedy at law for any breach of the foregoing will be inadequate, and that the Company will be entitled to injunctive relief (as well as any other form of remedy available to the Company, including but not limited to the forfeiture of any rights remaining under the Agreement) for any such breach.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.


                                   THE UNITED STATES SHOE CORPORATION
ATTEST


/s/ James J. Crowe                           /s/ Bannus B. Hudson
- - - - - - -------------------------------              ---------------------------------
James J. Crowe, Secretary                    Bannus B. Hudson, President and
                                             Chief Executive Officer


                                             /s/ David M. Browne
                                             ---------------------------------
                                             David M. Browne



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February 3, 1994                                       EXHIBIT A



                    David M. Browne - Vacation Agreement
                    ------------------------------------


                    - Five weeks of vacation currently.

                    - Six weeks of vacation after ten years of service.

                    - Employee has option to sell back to Company or to
                      carry over not more than one week of vacation each year.